Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors

Jonathan Neely

(610) 459-6645

ENDO PHARMACEUTICALS REPORTS STRONG

SECOND QUARTER 2009 FINANCIAL RESULTS

•	22 Percent Increase in Total Revenues versus Prior Year

•	Second Quarter Reported Adjusted diluted EPS of $0.73, Reported Diluted EPS of $0.26

CHADDS FORD, Pa., July 30, 2009 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the second quarter of 2009, including a full quarter of results of Indevus Pharmaceuticals, Inc., which Endo acquired during the first quarter.

Total revenues during the second quarter of 2009 increased 22 percent to $373.1 million compared with $306.2 million in the second quarter of 2008. Net income for the three months ended June 30, 2009, was $30.0 million, compared with $57.1 million in the comparable 2008 period. As detailed in the supplemental financial information below, adjusted net income for the three months ended June 30, 2009, was $85.9 million, compared with $72.7 million in the same period in 2008. Diluted earnings per share for the three months ended June 30, 2009, were $0.26 compared with $0.46 in the second quarter of 2008. Adjusted diluted earnings per share for the three months ended June 30, 2009, were $0.73, compared with $0.59 in the same period in 2008.

Total revenues for the six months ended June 30, 2009, were $708.4 million, compared with $596.4 million in the comparable 2008 period. Diluted earnings per share for the six months ended June 30, 2009, were $0.59, compared with $0.90 in the comparable 2008 period. Adjusted diluted earnings per share for the six months ended June 30, 2009, were $1.41, compared with $1.09 in the same period in 2008.

($ in thousands, except per share amounts)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Total Revenues	$373,108	$306,161	22%	$708,408	$596,432	19%
Reported Net Income	30,029	57,128	(47%)	69,066	116,656	(41%)
Reported Diluted EPS	0.26	0.46	(43%)	0.59	0.90	(34%)
Adjusted Income	85,867	72,708	18%	164,890	140,914	17%
Adjusted Diluted EPS	$0.73	$0.59	24%	$1.41	$1.09	29%

“Our business continues to perform well, with a solid performance for Lidoderm and strong growth in sales of Opana, Voltaren Gel and Supprelin LA,” said Dave Holveck, president and CEO of Endo. “On the base of this strong foundation, we are continuing to build out our presence in urology and endocrinology, two therapeutic areas that we’ve entered, with our acquisition of Indevus Pharmaceuticals, Inc. earlier this year. Our new oncology/endocrinology products also performed well during the quarter, and we are very excited about the potential for our long acting testosterone injectable product. We believe that it can have an important place in testosterone replacement therapy, a market with approximately $900 million in sales last year in the US and growing at more than 20% per annum. We continue to work closely with the FDA as their regulatory review moves forward.”

2009 Financial Guidance

The company reiterates guidance for 2009 annual total revenues to be between $1.390 billion and $1.440 billion. Adjusted diluted earnings per share are projected to be between $2.59 and $2.67. The company now believes that it is likely to achieve the upper end of the adjusted diluted earnings per share guidance range. We now forecast reported (GAAP) diluted earnings per share to be between $1.26 and $1.34, primarily attributable to the changes in the value of contingent consideration associated with the Indevus transaction and the addition of milestone payments associated with our Bioniche Life Sciences deal. This reported (GAAP) guidance does not include any estimates for future changes in the fair value of contingent consideration, which could have a significant impact to the actual reported (GAAP) diluted earnings per share in the future. Attached in this press release is a reconciliation of GAAP to non-GAAP calculations.

Selected Product Review

PAIN PRODUCTS

LIDODERM®: In September, Endo will celebrate the tenth anniversary of the FDA approval of LIDODERM. During the month, we will be highlighting key milestones and patient successes through the past decade through a variety of external channels.

In addition, the Patchwork of Hope Network™, an unbranded grass-roots education program on shingles and after-shingles pain in partnership with the National Pain Foundation, The National Council on Aging, and the Visiting Nurse Associations of America, was launched in April 2009 with the unveiling of the campaign website www.AfterShingles.com.

For the quarter ended June 30, 2009, net sales of LIDODERM increased 6 percent to $195.5 million compared with $185.1 million in the same period a year ago. For the six months ended June 30, 2009, net sales of LIDODERM increased to $367.1 million compared with $365.6 million in the same period a year ago.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 19 percent to $55.2 million for the second quarter 2009 compared with $46.4 million in the same period a year ago. For the six months ended June 30, 2009, combined net sales for the OPANA franchise increased 25 percent to $108.0 million compared with $86.7 million in the same period a year ago.

FROVA®: Net sales of FROVA were $15.2 million for the three months ended June 30, 2009 compared with $12.9 million for the same period in 2008. Net sales of FROVA were $27.5 million for the six months ended June 30, 2009 compared with $26.9 million for the same period in 2008.

Voltaren® Gel: In April 2009, we launched the Go Ahead Rub It In™ patient support program which includes assistance with patient co-pays for therapeutic doses of 3 to 5 tubes of Voltaren Gel. The program has been well received by patients and will continue to be supported by Endo.

Net sales of Voltaren Gel were $25.5 million for the three months ended June 30, 2009 compared with $1.0 million for the same period in 2008. Voltaren Gel was launched in April 2008. Net sales of Voltaren Gel were $37.9 million for the six months ended June 30, 2009 compared with $1.0 million for the same period in 2008.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

SUPPRELIN® LA: SUPPRELIN LA is indicated for the treatment of central precocious puberty (CPP). Endo recently launched a new web site (www.supplrellinla.com), which contains in-depth information about this condition for parents and healthcare providers from medical specialists and the Magic Foundation, a national nonprofit support organization for parents of children with CPP.

Net Sales of SUPPRELIN® LA for the second quarter were $7.3 million. Net Sales of SUPPRELIN® LA for the six months ended June 30, 2009 were $10.0 million.

VANTAS®: Net Sales of VANTAS® for the second quarter were $5.7 million. Net Sales of VANTAS® for the six months ended June 30, 2009 were $7.6 million.

OTHER BRANDED PRODUCTS

For the second quarter of 2009, net sales of other branded products were $3.9 million compared with $3.5 million in the same period in 2008. For the six months ended June 30, 2009, net sales of other branded products were $8.3 million compared with $5.3 million in the same period in 2008.

GENERIC AND NON-PROMOTED PRODUCTS

For the second quarter of 2009, net sales from the company’s generic products were $30.3 million compared with $24.0 million in the same period in 2008. Net sales of Percocet® were $32.0 million for the three months ended June 30, 2009 compared with $33.4 million in the same period in 2008. For the six months ended June 30, 2009, net sales from the company’s generic products were $72.7 million compared with $45.8 million in the same period in 2008. Net sales of Percocet® were $65.7 million for the six months ended June 30, 2009 compared with $65.2 million in the same period in 2008. During the second quarter of 2009, the company continued to benefit from a market dislocation in the supply for certain generic products. Market conditions have now essentially normalized for these products.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 9:00 a.m. ET. Investors and other interested parties may call 800-901-5248 (domestic) or 617-786-4512 (international) and enter code 39225165. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from July 30 at 1:30 p.m. ET until 12:00 a.m. ET on August 7 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 74683162.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on August 7. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended June 30, 2009 and June 30, 2008 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

Three Months Ended June 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$373,108	$—		$373,108

Costs and expenses:
Cost of revenues	95,069	(19,247	)(1)	75,822
Selling, general and administrative	129,592	—		129,592
Research and development	48,508	(20,964	)(2)	27,544
Acquisition-related charges	35,023	(35,023	)(3)	—

Operating income	64,916	75,234		140,150
Interest expense (income), net	10,416	(3,188	)(4)	7,228
Other (income) expense, net	(1,515)	2,131	(5)	616

Income before income taxes	56,015	76,291		132,306
Income taxes	25,986	20,453	(6)	46,439

Net income	$30,029	$55,838		$85,867

Diluted earnings per share	$0.26			$0.73
Diluted weighted average shares	117,350			117,350

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products $15,599 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting $3,648.
(2)	To exclude upfront and milestone payments to partners.
(3)	To exclude Indevus transaction and separation costs $9,093 as well as the impact, under purchase accounting, of the change in the future value of contingent consideration associated with the Indevus acquisition $25,930.
(4)	To exclude additional interest expense as a result of adopting FSP APB 14-1 and to exclude amortization of the premium on debt acquired from Indevus.
(5)	To exclude changes in fair value of financial instruments, net.
(6)	To reflect the cash tax savings resulting from the Indevus acquisition as well as the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended June 30, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$306,161	$—		$306,161

Costs and expenses:
Cost of revenues	62,993	(8,877	)(1)	54,116
Selling, general and administrative	126,524	(5,620	)(2)	120,904
Research and development	26,497	510	(3)	27,007
Impairment of other intangibles	8,083	(8,083	)(4)	—

Operating income	82,064	22,070		104,134
Interest income, net	(428)	(3,009	)(5)	(3,437)
Other income, net	(1,126)	—		(1,126)

Income before income taxes	83,618	25,079		108,697
Income taxes	26,490	9,499	(6)	35,989

Net income	$57,128	$15,580		$72,708

Diluted earnings per share	$0.46			$0.59
Diluted weighted average shares	123,531			123,531

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs.
(3)	To exclude upfront and milestone payments to partners of ($4,450), separation costs of $825, and impairment of long lived assets of $3,115
(4)	To exclude impairment of other intangibles
(5)	To exclude additional interest expense as a result of adopting FSP APB 14-1.
(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the six months ended June 30, 2009 and June 30, 2008 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

Six Months Ended June 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$708,408	$—		$708,408

Costs and expenses:
Cost of revenues	178,078	(32,243	)(1)	145,835
Selling, general and administrative	249,598	—		249,598
Research and development	76,922	(30,402	)(2)	46,520
Acquisition-related charges	61,428	(61,428	)(3)	—

Operating income	142,382	124,073		266,455
Interest expense, net	18,009	(6,969	)(4)	11,040
Other (income) expense, net	(410)	2,303	(5)	1,893

Income before income taxes	124,783	128,739		253,522
Income taxes	55,717	32,915	(6)	88,632

Net income	$69,066	$95,824		$164,890

Diluted earnings per share	$0.59			$1.41
Diluted weighted average shares	117,279			117,279

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products $26,976 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting $5,267.
(2)	To exclude upfront and milestone payments to partners.
(3)	To exclude Indevus transaction and separation costs $35,498 as well as the impact, under purchase accounting, of the change in the future value of contingent consideration associated with the Indevus acquisition $25,930.
(4)	To exclude additional interest expense as a result of adopting FSP APB 14-1 and to exclude the amortization of the premium on debt acquired from Indevus.
(5)	To exclude changes in fair value of financial instruments, net.
(6)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates. .

Six Months Ended June 30, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$596,432	$—		$596,432

Costs and expenses:
Cost of revenues	119,527	(13,066	)(1)	106,461
Selling, general and administrative	241,526	(8,898	)(2)	232,628
Research and development	60,079	(5,940	)(3)	54,139
Impairment of other intangibles	8,083	(8,083	)(4)	—

Operating income	167,217	35,987		203,204
Interest income, net	(9,693)	(3,009	)(5)	(12,702)
Other income, net	(844)	—		(844)

Income before income taxes	177,754	38,996		216,750
Income taxes	61,098	14,738	(6)	75,836

Net income	$116,656	$24,258		$140,914

Diluted earnings per share	$0.90			$1.09
Diluted weighted average shares	129,078			129,078

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs.
(3)	To exclude upfront and milestone payments to partners of $2,000, separation costs of $825, and impairment of long lived assets of $3,115
(4)	To exclude impairment of other intangibles
(5)	To exclude additional interest expense as a result of adopting FSP APB 14-1
(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ended
	December 31, 2009
Projected GAAP diluted income per common share	$1.26	to	$1.34
Upfront and milestone payments to partners	$0.48		$0.48
Amortization of commercial intangible assets	$0.50		$0.50
Indevus transaction and separation costs	$0.63		$0.63
Interest expense adjustment for APB 14-1 and the amortization of the premium on debt acquired from Indevus	$0.13		$0.13
Changes in fair value of financial instruments	($0.02)		($0.02)
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus acquisition	($0.39)		($0.39)
Diluted adjusted income per common share guidance	$2.59	to	$2.67

The company’s guidance is being issued based on certain assumptions including:

•	Adjusted effective tax rate of approximately 34% in 2009;
•	Certain of the above amounts are based on preliminary estimates and there can be no assurance that Endo will achieve these results.
•	Includes all completed business development transactions as of July 15, 2009.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, overactive bladder, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; and Voltaren® Gel, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees. Voltaren® Gel is owned and licensed by Novartis AG; SANCTURA® and its XR version for treatment of overactive bladder, VANTAS® for the palliative treatment of advanced prostate cancer, and SUPPRELIN® LA for the treatment of early onset puberty in children. The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, endocrinology and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Total Revenues for the three months ended June 30, 2009 and June 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Three Months Ended June 30,
	2009	2008
LIDODERM®	$195,472	$185,050
OPANA® ER AND OPANA®	55,219	46,392
Percocet®	32,014	33,382
Voltaren® Gel	25,534	997
FROVA®	15,187	12,886
SUPPRELIN LA®	7,295	—
VANTAS®	5,688	—
Other Brands	3,932	3,467

Total Brands	$340,341	$282,174
Total Generics	$30,284	$23,987
Total Royalty and Other Revenue	$2,483	$—

Total Revenues	$373,108	$306,161

The following tables present Endo’s unaudited Total Revenues for the six months ended June 30, 2009 and June 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
LIDODERM®	$367,108	$365,574
OPANA® ER AND OPANA®	107,984	86,675
Percocet®	65,704	65,182
Voltaren® Gel	37,853	997
FROVA®	27,479	26,941
SUPPRELIN LA®	9,999	—
VANTAS®	7,555	—
Other Brands	8,269	5,283

Total Brands	$631,951	$550,652
Total Generics	$72,677	$45,780
Total Royalty and Other Revenue	$3,780	$—

Total Revenues	$708,408	$596,432

The following table presents condensed consolidated cash flow data for the six months ended June 30, 2009 and June 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$140,572	$118,703
Net cash (used in) provided by investing activities	(424,758)	157,041
Net cash provided by (used in) financing activities	3,482	(60,892)

Net (decrease) increase in cash and cash equivalents	$(280,704)	$214,852

Cash and cash equivalents, beginning of period	$775,693	$350,325
Cash and cash equivalents, end of period	$494,989	$565,177

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future total revenues, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the possibility that the acquisition of Indevus is not complementary to Endo; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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